Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-31505 on Form S-8, No. 33-50688 on Form S-8, No. 33-54387 on Form S-8, No. 33-52389 on Form S-8, No. 33-55629 on Form S-8, No. 333-32977 on Form S-8, No. 333-37145 on Form S-8, No. 333-79921 on Form S-8, No. 333-38174 on Form S-8, No. 333-53502 on Form S-8, No. 333-90954 on Form S-8, No. 333-97005 on Form S-8, No. 333-105914 on Form S-8, and No. 333-86955 on Form S-3 of our report dated June 23, 2006, relating to the financial statements appearing in this Annual Report on Form 11-K of the AnnTaylor, Inc. Savings Plan for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

New York, NY

June 23, 2006